Exhibit 99.1

FOR FURTHER INFORMATION:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

Telephone: (925) 283-8910

FOR IMMEDIATE RELEASE

Bedford Property Investors to Explore Strategic Alternatives

LAFAYETTE, CA – September 22, 2004 – Bedford Property Investors, Inc. (NYSE:BED), announced today that its Board of Directors will undertake a review of a broad range of strategic alternatives for the company.  These alternatives include the potential sale or merger of the company.  They also include selling certain of the company’s properties and either reinvesting these proceeds in other properties or dividending out the proceeds to the company’s stockholders.  The Board of Directors will carefully consider the company’s options and determine the course of action that it believes is in the best interest of its stockholders.

Commenting on the company’s decision to explore these alternatives, Peter Bedford, Chairman of the Board of Directors and Chief Executive Officer, stated, “We believe that this is an appropriate time for Bedford Property Investors to review its strategic direction.”  Mr. Bedford cautioned, however, that it was possible that no action would be taken.  “Whatever the strategic course of action the Board decides to pursue on behalf of the company, it will be one that is designed to continue to create value for our stockholders,” he concluded.

While the company is evaluating its strategic alternatives, it will suspend its previously announced search for a successor candidate to serve as its chief executive officer after Mr. Bedford’s retirement.  Mr. Bedford will continue to serve in his role as Chief Executive Officer and Chairman of the Board of Directors while these options are pursued.

Bedford Property Investors is a self-administered equity real estate investment trust with investments in suburban office buildings and industrial properties concentrated in the western United States.  Its common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and its web site is www.bedfordproperty.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the Company’s current expectations or beliefs concerning future events.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements.  The risks and uncertainties that could cause the actual results to differ from management’s estimates and expectations are contained in the company’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2004.  The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.